SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment)

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Maxim Series Fund, Inc.

(Name of Registrant As Specified In Its Charter)

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MAXIM SERIES FUND, INC.

Maxim Global Bond Portfolio (the “Portfolio”)

Executive Offices:	8515 East Orchard Road
Greenwood Village, Colorado 80111

Mailing Address:	P.O. Box 1700
Denver, Colorado 80201

INFORMATION STATEMENT

On June 13, 2005, the Board of Directors of Maxim Series Fund, Inc. (the “Fund’) approved a Sub-Advisory Agreement between GW Capital Management, LLC (doing business as Maxim Capital Management, LLC (“MCM”)), the Fund and Franklin Advisers, Inc., a California corporation, registered as an investment adviser under the Investment Advisers Act of 1940 ("Franklin"), authorizing Franklin to serve as the sub-adviser for the Maxim Global Bond Portfolio (the “New Sub-Advisory Agreement”). The New Sub-Advisory Agreement is effective July 5, 2005, and is the same in all substantive respects to the previous Sub-Advisory Agreement (the “Previous Sub-Advisory Agreement”), dated August 30, 2004, in effect between MCM, the Fund and Standish Mellon Asset Management, Inc., (“Standish”) except the effective date and termination dates are different. Franklin will act as an investment adviser to the Portfolio commencing on July 5, 2005. There will be no change in the advisory fees paid by the Fund to MCM; however, a new breakpoint schedule will apply to sub-advisory fees paid by MCM to Franklin, resulting in a decrease in the sub-advisory fee on aggregate assets below $250 million from the fee paid by MCM to Standish under the Previous Sub-Advisory Agreement. For its services provided under the Previous Sub-Advisory Agreement, Standish was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below:

Annual Fee	Assets
.55%	first $25 million
.45%	next $50 million
.35%	next $175 million
.25%	over $250 million

For its services provided under the New Sub-Advisory Agreement, Franklin will be paid by MCM according to following fee structure:

Annual Fee	Assets
.30%	first $100 million
.275%	next $200 million
.25%	over $300 million

MCM will pay Franklin’s sub-advisory fee.

MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company (“GWL&A”), is located at 8515 East Orchard Road, Greenwood Village, CO 80111. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the “MCM Advisory Agreement”) dated December 5, 1997, as amended. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the Portfolios of the Fund. MCM has selected Franklin to manage the investments of the Portfolio and such selection was approved by the Board of Directors of the Fund at the June 13, 2005 meeting.

The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Directors of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about September 22, 2005.

NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background. Prior to the appointment of Franklin as the Sub-adviser for the Portfolio, Standish served as Sub-adviser for the Portfolio. The date of the sub-advisory agreement by and between Standish, Maxim Series Fund, Inc. (“Maxim”) and GW Capital Management, LLC (“GWCM” or “MCM”) was August 30, 2004. The sub-advisory agreement was approved by the Maxim Board of Directors on August 24, 2004. The sub-advisory agreement with Standish provided that Standish, as the sub-adviser for the Portfolio, in return for its fee, would manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund’s registration statement and any other policies established by the Board of Directors or MCM. In this regard, it was the responsibility of Standish to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The sub-advisory agreement with Standish stated that Standish would provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties, excluding brokerage expenses and pricing and bookkeeping services. For its services provided under the Previous Sub-Advisory Agreement, Standish was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below on page 5.

The change of Sub-advisers was due to performance of the Portfolio. In making the change, MCM reviewed current performance of the Portfolio and considered various criteria in connection with the change of sub-advisers including: (1) the nature, extent and quality of services; (2) investment performance; (3) management fees and expenses; and (4) other factors such as Franklin’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies. Upon completion of the review process, MCM recommended to the Board of Directors of the Fund approval of Franklin as the new Sub-adviser of the Portfolio.

The Board of Directors then undertook to review the recommendation of MCM.

Nature, Extent and Quality of Services. The Board considered and concluded that it was satisfied with the nature, extent, and quality of services provided and to be provided by Franklin. In this regard, the Board considered, among other things, Franklin's personnel, experience, resources and track record, their ability to provide or obtain such services as may be necessary in managing, acquiring and disposing of investments on behalf of the Portfolio, obligation to consult as appropriate with MCM, and performing research and obtaining and evaluating the economic, statistical and financial data relevant to the investment policies of the Portfolio. The Board also considered Franklin's reputation for management of their specific investment strategies, and Franklin's overall financial condition, technical resources, and operational capabilities. The Board also considered Franklin's practices regarding the selection and compensation of brokers and dealers that execute portfolio transactions for the Portfolio and procedures Franklin uses for obtaining best execution for transactions in the Portfolio.

Investment Performance. The Board reviewed information regarding the investment performance of the Portfolio as managed by Standish, as compared against various benchmarks and the performance of similar funds currently managed by Franklin as well as similar funds managed by other companies and the peer group for the applicable asset class. The performance information included the annualized returns for the one-, three-, five-, and ten-year periods ended December 31, 2004, to the extent applicable, risk-weighted performance measures, and the Portfolio’s Morningstar category and overall ratings. Based on the information provided, the Board concluded that the Portfolio, as managed by Standish, underperformed as compared against various benchmarks, as well as against similar funds currently managed by Franklin and other companies and the peer group for the applicable asset class.

Management Fees and Expenses. The Board considered and reviewed the current management fees and expenses for the Portfolio, noting that the total annual portfolio operating expenses for the Portfolio would remain the same. The Board also considered and reviewed the current sub-advisory fees and new sub-advisory fees to be paid in relation to the Portfolio. In evaluating the management and sub-advisory fees, the Board considered the fees payable by and the total expense ratios of similar funds managed by other advisers and similar funds managed by Franklin. The Board also considered the

Portfolio’s total expense ratio in comparison to the median expense ratio for all funds within the same Morningstar fund category as the Portfolio. Based on the information provided, the Board concluded that the total expenses of the Portfolio (including management fees) were within the range of fees paid by similar funds, and that the Portfolio’s expenses ratios were generally near or below the median expense ratio for the applicable Morningstar fund category. With respect to the sub-advisory fees, it was noted that the rates payable by MCM to Franklin were the result of arms-length negotiations since Franklin is not an affiliate of MCM.

Other Factors. The Board also considered and reviewed questionnaires completed by Franklin, Franklin’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies. The Board also took into account the fact that the Affected Portfolios are used as funding vehicles under variable life and annuity contracts offered by insurance companies affiliated with MCM and as funding vehicles under retirement plans for which affiliates of MCM may provide various retirement plan services.

INFORMATION ABOUT FRANKLIN

Franklin is a wholly owned subsidiary of Franklin Resources, Inc., which is a publicly traded, global investment management organization listed on the New York Stock Exchange. As of March 31, 2005, Franklin, together with its affiliates, had approximately $412 billion in assets under management.

Franklin was founded in New York in 1947 as Franklin Distributors, Inc., the original investment adviser and wholesale distributor for the Franklin group of funds. Charles B. Johnson joined Franklin Distributors, Inc., as president and chief executive officer in 1957 and assumed those positions with Franklin Resources, Inc., when it was formed in 1969 as a holding company and parent corporation for Franklin Distributors, Inc. The company went public in 1971, trading its shares in the over-the-counter market.

In 1973, Franklin acquired Winfield & Company, a San Mateo-based investment firm, and moved its offices from New York to California. This acquisition expanded the firm’s operations and broadened Franklin’s marketing foundation by providing additional products. Franklin moved to its headquarters in San Mateo, California in early 1986 and, in December of that year, Franklin’s stock was listed and began trading on the New York Stock Exchange.

Franklin Resources, Inc. is listed on the New York Stock Exchange (BEN), the Pacific Exchange (BEN) and the London Exchange (FKR), and is included in the Standard & Poor's 500 Index. Directors and officers of Franklin Resources, Inc. own approximately 36% of Franklin Resources, Inc. stock.

Except as otherwise specified herein, all information about Franklin in this Information Statement has been provided by Franklin.

Directors and Principal Executive Officers of Franklin

The tables below list the individuals who serve as directors and principal executive officers of Franklin and their principal occupations. The address for all Franklin personnel is One Franklin Parkway, San Mateo, CA 94403, unless otherwise specified.

Board of Directors

Harmon E. Burns

Charles B. Johnson

Rupert H. Johnson, Jr.

Anne M. Tatlock

Charles Crocker

Robert D. Joffe

Thomas H. Kean

James A. McCarthy

Chutta Ratnathicam

Peter M. Sacerdote

Louis E. Woodworth

Principal Officers

Charles B. Johnson

Harmon E. Burns

Rupert H. Johnson, Jr.

Anne M. Tatlock

Gregory E. Johnson

Murray L. Simpson

James R. Baio

Jennifer J. Bolt

Leslie M. Kratter

Penelope S. Alexander

Holly E. Gibson

Barbara J. Green

Donna Ikeda

Kenneth A. Lewis

John Lusk

There are no arrangements or understandings made in connection with the New Sub-Advisory Agreement between MCM and Franklin with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by Franklin. Franklin serves as investment adviser or sub-adviser to other investment company funds similar to the Portfolio. Franklin has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for these funds. Information about these funds appears in the following table:

Fund	Net Assets as of 6/30/2005 ($million)	Total Annual Fund Operating Expenses
Templeton Global Bond Fund Class A	$1,168.5	1.13%

For its services provided under the Previous Sub-Advisory Agreement, Standish was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below:

Annual Fee	Assets
.55%	first $25 million
.45%	next $50 million
.35%	next $175 million
.25%	over $250 million

For its services provided under the New Sub-Advisory Agreement, Franklin will be paid by MCM according to following fee structure:

Annual Fee	Assets
.30%	first $100 million
.275%	next $200 million
.25%	over $300 million

During the fiscal year ended December 31, 2004, MCM paid Standish $728,189 for its sub-advisory services for the Portfolio pursuant to the Previous Sub-Advisory Agreement. If the new sub-advisory fees had been in effect during the last fiscal year, Franklin would have received $518,577 with respect to the Portfolio, representing a 28.79% decrease from the fees paid to Standish. Based on the assets in the Portfolio at June 30, 2005 of approximately $229,780,000, the annual sub-advisory fees paid by MCM with respect to the Portfolio would have decreased by $247,335.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT

The New Sub-Advisory Agreement provides that Franklin, as the Sub-adviser for the Portfolio, in return for its fee, will manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund’s current registration statement and any other policies established by the Board of Directors or MCM. In this regard, it is the responsibility of Franklin to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The New Sub-Advisory Agreement states that Franklin will provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties under the New Sub-Advisory Agreement, excluding brokerage expenses and pricing and bookkeeping services. MCM pays Franklin a fee computed daily and paid monthly as a percentage of average daily net asset value as described on page xx.

The New Sub-Advisory Agreement will remain in full force and effect through July 5, 2007 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Directors, or by vote of the holders of a majority of the shareholders of the Portfolio’s outstanding voting securities, and by a majority of Directors who are not “interested persons” of the Fund, MCM, the Sub-adviser or any other Sub-adviser to the Fund. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Directors, by vote of the Directors, by vote of a majority of the outstanding voting securities of the Portfolio, or by Franklin, in each case on 60 days’ written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment, as defined in the 1940 Act. It also will terminate in the event that the Advisory Agreement between the Fund and MCM shall have terminated for any reason.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of Franklin of its obligations and duties under the New Sub-Advisory Agreement, it shall not be liable to the Fund, MCM or to any shareholder or creditor of the Fund, for any matter in connection with the performance of any of its services under the New Sub-Advisory Agreement or for any good faith purchase or sale of any investment made by it for the Portfolio.

A copy of the New Sub-Advisory Agreement will be furnished, without charge, upon request to Ms. Mary Maiers, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 74743.

OTHER INFORMATION

The Fund is available only as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. Shares of the Portfolio are sold to the Maxim Profile I and Maxim Profile II Portfolios (as an eligible underlying fund in a fund-of-funds structure), which Portfolios are also available as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. The separate accounts of GWL&A are referred to as the “Series Accounts.” Each of the Series Accounts is registered with the SEC as a unit investment trust under the 1940 Act. In addition, shares of the Portfolio may be sold to the FutureFunds Series Account II of GWL&A and to the TNE Series (k) Account of New England Life Insurance Company to fund certain variable annuity contracts, and to the COLI VUL-7 Series Account to fund certain variable life insurance policies. FutureFunds Series Account II, TNE Series (k) Account and COLI VUL-7 Series Account of GWL&A are not registered with the SEC. On December 31, 2004, the Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Investment Adviser

MCM is a Colorado limited liability company, located at 8515 East Orchard Road, Greenwood Village, Colorado 80111, and serves as investment adviser to the Fund pursuant to the MCM Advisory Agreement. MCM is a wholly-owned subsidiary of GWL&A, which is an indirectly owned subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.

Investment Advisory Agreement

Under the terms of the investment advisory agreement with the Fund, MCM acts as investment adviser and, subject to the supervision of the Board of Directors, directs the investments of each Portfolio of the Fund in accordance with its investment objective, policies and limitations. MCM also provides the Fund with all necessary office facilities and personnel for servicing the Portfolios’ investments, compensates all officers of the Fund and all Directors who are "interested persons" of the Fund or of MCM, and all personnel of the Fund or MCM performing services relating to research, statistical and investment activities.

In addition, MCM, subject to the supervision of the Board of Directors, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund's records and the registration of Fund shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Directors.

The MCM Advisory Agreement will remain in effect until May 1, 2006, and will continue in effect from year to year if approved annually by the Board of Directors including the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, or by vote of a majority of the outstanding shares of the affected Portfolio.

MCM provides investment advisory services to various unregistered separate accounts of GWL&A. The principal occupation of the directors of MCM is as follows:

Name	Principal Occupation
Mitchell T.G. Graye	Executive Vice President and Chief Financial Officer of GWL&A
S. Mark Corbett	Senior Vice President, Investments, GWL&A
Wayne T. Hoffmann	Senior Vice President, Investments, GWL&A
Graham R. McDonald	Senior Vice President, Corporate Finance and Investment Operations, GWL&A

D.L. Wooden	Executive Vice President, Financial Services, GWL&A

Shareholders with an ownership interest of 5% or greater in the Maxim Global Bond Portfolio as of 06/30/2005 were:

Shareholder	Shares	Percentage
FutureFunds II	3,145,856.79	14.39%
Maxim Moderate Profile I	1,872,684.54	8.56%
Maxim Moderately Aggressive Profile I	1,632,177.74	7.46%
Maxim Conservative Profile II	3,047,648.03	13.93%
Maxim Moderate Profile II	9,343,876.24	42.72%

Broker Commissions

During the fiscal year ended December 31, 2004, no commissions were paid to brokers affiliated with Standish or Franklin.

Principal Underwriter, Custodian

Greenwood Investments, LLC (“Greenwood”), a wholly owned subsidiary of MCM, is the principal underwriter for the Fund. Greenwood is located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. The Bank of New York serves as the Portfolio’s custodian.

Annual Report

The Fund will furnish, without charge, a copy of the most recent Annual Report to the shareholders of the Portfolio. Requests should be directed to Ms. Mary Maiers, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext.74743.

September 21, 2005